Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 dated as of February 25, 2021 (this “Amendment”) to that certain Employment Agreement dated as of December 27, 2019 by and between Steven Madden, Ltd., a Delaware Corporation (the “Company”) and Ms. Amelia Newton Varela (the “Executive”), as amended.

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of December 27, 2019 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Original Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Effective as of the date of this Amendment, Section 4 of the Original Agreement is amended by adding the following sentence at the end of the existing paragraph:

“Notwithstanding the foregoing, bonuses earned for 2021 and 2022 performance will be capped at four-hundred and fifty thousand dollars ($450,000).”

2.	Additional Restricted Stock. On March 1, 2021, Executive shall be granted shares of restricted stock vesting twenty-five percent (25%) per year for four (4) years commencing on the first anniversary of the grant date. The number of restricted shares to be issued shall be determined by dividing One Million Dollars ($1,000,000) by the closing price of the common stock of the Company on March 1, 2021.

3.	As hereinabove modified, all of the terms and provisions of the Original Agreement shall remain in full force and effect.

Signature:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld, CEO

Counter-signature:	/s/ Amelia Newton Varela
Amelia Newton Varela